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                    CURTIS MATHES HOLDING CORPORATION
                            (NASDAQ-SM:CRTM)

Preliminary Term Sheet (Series K)                                04/22/97
I.   Gross Proceeds:     Minimum:  $1,000,000     Maximum:  $1,500,000
II.  Security:      Convertible Preferred Stock
III. Dividend:      10% per annum, payable annually in cash or stock at
                    the same price per share as the preferred is converted
                    into common stock.
IV.  Purchase Price:     $1000 per share of preferred stock
V.   Unit Price:         $100,000
VI.  Conversion Rights:
     A.   Holder         The Holder may convert fifty percent (50%) into
                         CRTM's common stock after the 45th day following
                         closing at Eighty percent (80%) of the closing Bid
                         Price for the five day period prior to the date of
                         Notice of Conversion. The Holder may convert the
                         remaining fifty percent (50%) into CRTM's common
                         after the 60th calendar day following closing.
     B.   Issuer         Any time after one (1) year, the company has the
                         option to require conversion at Eighty percent (80%)
                         of the previous day's closing bid Price for the five
                         day period prior to the date of Call for Conversion.
VII.      Warrants:      80,000 warrants @ Closing Bid at Closing; one year
                         term.
VIII.     SEC:           Regulation S
IX.  Registration:       Unregistered
X.   Voting Rights:      None until converted.
XI.  Fees:               Six percent (6%) of gross proceeds to Newport Capital
                         Partners.
     DATE:          4/22/97
SIGNATURE:          /s/     Billy J. Robinson
               Billy J. Robinson, V.P., Curtis Mathes Holding Corp.